Putnam Global Equity Fund, October 31, 2010, annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	22,292
Class B	1,008
Class C	307

72DD2 (000s omitted)

Class M	332
Class R	38
Class Y	627

73A1

Class A	0.2150
Class B	0.1550
Class C	0.1620

73A2

Class M	0.1800
Class R	0.1990
Class Y	0.2330

74U1	(000s omitted)

Class A	94,741
Class B	4,616
Class C	1,699

74U2	(000s omitted)

Class M	1,658
Class R	150
Class Y	2,338

74V1

Class A	8.41
Class B	7.57
Class C	7.97

74V2

Class M	8.05
Class R	8.31
Class Y	8.68

Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.